Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS RECORD FOURTH QUARTER RESULTS

Lake Forest, IL January 22, 2007 — Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2006 net income of $40 million, or $0.38 per share, compared to fourth quarter 2005 net income of $2 million, or $0.02 per share. Fourth quarter net sales were $553 million compared to fourth quarter 2005 net sales of $473 million.

Full year 2006 net income was $125 million, or $1.20 per share, compared to $53 million, or $0.49 per share, in 2005. Full year net income for 2005 included income of $0.06 per share from a Southern Timber Venture dividend. Net sales for 2006 and 2005 were $2.2 billion and $2.0 billion, respectively.

The increase in fourth quarter earnings, compared to last year’s fourth quarter, was driven primarily by better pricing and mix which together improved earnings by $0.43 per share. Partially offsetting these earnings improvement items were higher labor and benefit costs of $0.05 per share, and transportation costs of $0.02 per share. Higher earnings for the full year, compared to 2005, were impacted by the same items as the fourth quarter.

PCA’s corrugated products shipments per workday were down 0.5% compared to last year’s record fourth quarter shipments, and for the year, per workday shipments were up 0.8% compared to 2005. Containerboard production in the fourth quarter was 613,000 tons, and 2,404,000 tons for the year. PCA ended the year with containerboard inventories slightly below year-end 2005 levels.

Paul T. Stecko, Chairman and CEO of PCA, said, “We had an outstanding fourth quarter. Mill production and earnings per share, excluding any special items in prior quarters, were both fourth quarter records, inventories remained stable, and corrugated products volume came within one-half percent of last year’s all time record volume. December box volume per workday was particularly strong, beating last year’s record December by 1.5%.”

“Looking ahead to the first quarter”, Mr. Stecko added, “we expect our total corrugated products volume to be higher than the fourth quarter. Both our Counce and Valdosta linerboard mills will be down, as normal, for their annual maintenance outages, which will negatively impact earnings by about $0.06 per share. Certain timing-related benefit costs are the highest in the first quarter, and we also expect slightly higher energy and fiber costs. Finally, any earnings improvement that could result from previously announced price increases that are implemented this quarter would not, for the most part, be realized until the second quarter. Considering all of these items, we currently expect first quarter earnings of about $0.31 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.2 billion in 2006. PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 4th Quarter 2006 Earnings Conference Call

WHEN:	Tuesday, January 23, 2007
10:00 a.m. Eastern Time

NUMBER:	(866) 244-4742 (U.S. and Canada) or (703) 639-1180 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 23, 2007 1:00 p.m. Eastern Time through
February 7, 2007 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 1023719

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended December 31,
(in millions, except per share data)	2006	2005

Net sales	$553.1	$472.7
Cost of sales	(429.6)	(415.6)

Gross profit	123.5	57.1
Selling and administrative expenses	(40.7)	(35.7)
Other expense, net	(1.0)	(2.5)
Corporate overhead	(13.0)	(10.9)

Income before interest and taxes	68.8	8.0
Interest expense, net	(7.1)	(6.9)

Income before taxes	61.7	1.1
(Provision) benefit for income taxes	(21.6)	0.6

Net income	$40.1	$1.7

Earnings per share:
Basic earnings per share	$0.39	$0.02
Diluted earnings per share	$0.38	$0.02

Basic common shares outstanding	103.9	107.2
Diluted common shares outstanding	104.8	107.9

Supplemental financial information:
Capital spending	$32.9	$26.3
Long term debt	686.9	695.2
Cash balance	161.8	112.7

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Year Ended December 31,
(in millions, except per share data)	2006	2005

Net sales	$2,187.1	$1,993.6
Cost of sales	(1,743.2)	(1,686.8)

Gross profit	443.9	306.8
Selling and administrative expenses	(158.9)	(146.5)
Other income (expense), net	(8.5)	3.3
Corporate overhead	(50.6)	(47.5)

Income before interest and taxes	225.9	116.1
Interest expense, net	(31.2)	(28.1)

Income before taxes	194.7	88.0
Provision for income taxes	(69.7)	(35.4)

Net income	$125.0	$52.6

Earnings per share:
Basic earnings per share	$1.21	$0.49
Diluted earnings per share	$1.20	$0.49

Basic common shares outstanding	103.6	107.3
Diluted common shares outstanding	104.5	108.1

Supplemental financial information:
Capital spending	$88.2	$125.3
Acquisitions of businesses	4.3	48.7